UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2010

Bay National Corporation
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51765	52-2176710
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

2328 West Joppa Road
	Lutherville, Maryland	21093
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 410-494-2580

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On April 15, 2010, Bay National Bank (the “Bank”), the wholly-owned subsidiary of Bay National Corporation, entered into a Purchase and Assumption Agreement (the “Agreement”) with Hebron Savings Bank (“Hebron”), a Maryland-chartered commercial bank, pursuant to which Hebron will purchase certain of the assets of and assume certain of the liabilities of the Bank’s branch located at 109 Poplar Hill Avenue, Salisbury, Maryland (the “Branch”).  The Agreement provides that Hebron will purchase certain loans originated at the Branch, which loans constitute approximately 36% of the Branch’s loan portfolio, and will assume all of the Branch’s deposit accounts (except for non-IRA fiduciary accounts) (“Core Accounts”) and all certificates of deposits originating at the Branch or owned by customers whose accounts are maintained at the Branch, which totaled approximately $21.2 million at March 31, 2010.  Hebron will pay a premium of 3.0% of the Core Accounts, which totaled approximately $13.5 million at March 31, 2010.

Pursuant to the Agreement, the Bank agreed to assist Hebron in the transfer of Branch employees to whom Hebron offers employment, and notification of Branch customers of the transfer of their accounts or loans to Hebron.

The Agreement provides that the transactions contemplated thereby shall be consummated on or before August 27, 2010, which date may be extended by the Bank’s and Hebron’s mutual agreement to a date no later than September 30, 2010.  Closing of the transaction is dependent upon receipt of applicable regulatory approvals.

The Bank’s and Hebron’s joint press release announcing the Agreement, dated April 19, 2010, is attached to this Report as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press Release Dated April 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                BAY NATIONAL CORPORATION

Date: April 19, 2010	By:	/s/ Hugh W. Mohler
Hugh W. Mohler President and Chief Executive Officer